UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)	January 4, 2006

Berkshire Income Realty, Inc
(Exact name of Registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts		02108
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code		(617) 523-7722

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 4, 2006, the operating partnership of the Registrant, Berkshire Income Realty – OP, L.P., through its subsidiaries JV Marina Mile, LLC, and BIR I, LLC, (the “Seller”), entered into a purchase and sale agreement (the “Agreement”) to sell The Berkshires at Marina Mile Apartments (“Marina Mile”), a 306 unit multifamily apartment community located in Ft Lauderdale, Florida, to Metro Real Estate Group, Inc (the “Buyer”). The sales price of the property is $46,955,000, and is subject to normal operating prorations and adjustments as provided for in the Agreement. The Buyer is an unaffiliated third party.

The Registrant has structured the transaction as a Section 1031 tax deferred exchange under the Internal Revenue Code of 1986, as amended, and intends to reinvest its share of the proceeds from the sale of Marina Mile in the purchase of a qualified replacement property.

The Agreement provides for an inspection period, during which the Buyer may enter the property to perform due diligence activities. The inspection period ends February 1, 2006. The Agreement also contains a right of termination, which provides the Buyer the option to terminate the Agreement in its sole discretion. The termination right expires contemporaneously with the expiration of the inspection period.

The Agreement calls for a closing on the sale of the property to take place on or before March 2, 2006, and provides for a one-time right for the Buyer to extend the closing date to no later than April 4, 2006, subject to payment to the Registrant of an additional deposit of $250,000. The agreement requires the Buyer to indemnify the Registrant from any and all liabilities, claims, costs and expenses arising out of the Buyer’s entry onto the property upon exercise of its right of inspection during the inspection period. Such indemnification shall survive the closing on the property or the termination of the Agreement.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 10.1	Purchase and Sale Agreement between Marina Mile, LLC and BIR I, LLC (individually and collectively, as applicable, “Seller”) and Metro Real Estate Group, Inc. dated January 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Berkshire Income Realty, Inc.

Date: January 10, 2006	/s/ Christopher M. Nichols
Name: Christopher M. Nichols
Title: Vice President and Principle Accounting Officer